Exhibit 99.1
CONTACT:
Bell Industries, Inc.
Clinton Coleman, Chief Executive Officer
317-704-6000
BELL INDUSTRIES REPORTS 2009 FOURTH QUARTER AND FULL YEAR RESULTS
INDIANAPOLIS – March 31, 2010 – Bell Industries, Inc. (Pink Sheets: BLLI) today reported financial results for its fourth quarter and fiscal year ended December 31, 2009.
Revenues from continuing operations for the 2009 fourth quarter were $19.8 million, up 4.8% from $18.9 million a year ago, with a $1.3 million increase in revenues related to the company’s Bell Techlogix business, partially offset by a $0.4 million decrease in revenues related to its Recreational Products Group. The company had a loss from continuing operations of $945,000, or $2.18 per share for the 2009 fourth quarter, an improvement over the prior-year fourth quarter loss from continuing operations of $1.1 million, or $2.61 per share. The company also had a loss from discontinued operations of $36,000, or $0.08 per share, in the 2009 fourth quarter, resulting in a net loss for the fourth quarter of $981,000 or $2.27 per share. In the fourth quarter of 2008, the company had income from discontinued operations of $0.2 million, or $0.46 per share, resulting in a net loss for the prior year fourth quarter of $928,000, or $2.14 per share.
For the 2009 full year, revenues from continuing operations were $100.6 million, down 1.3% from $101.9 million a year ago, with a $4.6 million decrease in revenues related to the company’s Recreational Products Group, partially offset by a $3.3 million increase in revenues related to the company’s Bell Techlogix business. The company incurred a loss from continuing operations of $1.9 million, or $4.32 per share, for 2009, an improvement over the loss from continuing operations of $3.4 million, or $7.86 per share, for 2008. The company incurred a net loss of $1.9 million, or $4.40 per share, for 2009, including a loss from discontinued operations, net of tax, of $36,000, or $0.08 per share. This compared to a net loss of $4.9 million, or $11.24 per share, including a loss from discontinued operations, net of tax, of $1.5 million, or $3.38 per share, in 2008.
The Bell Techlogix business reported revenues of $14.0 million for the 2009 fourth quarter, compared with $12.7 million in the 2008 fourth quarter. This increase was attributed primarily to an increase in product revenue to the education market and an increase in services project revenue. Operating income for the 2009 fourth quarter amounted to $425,000, an increase of approximately $271,000 over the prior-year fourth quarter. This increase was attributed primarily to a decrease in overhead expenses due to the consolidation of certain overhead and support functions.
The company’s Recreational Products Group reported revenues of $5.9 million for the 2009 fourth quarter, compared with $6.2 million in the 2008 fourth quarter. The decrease in revenues was attributed primarily to a 17.2% decrease in marine revenue resulting from a decline in both consumer spending and dealer inventory stocking during the off-season, partially offset by a 2.6% increase in revenues in the recreational vehicle product line. The operating loss of $254,000 for the fourth quarter of 2009 represented a $9,000 decrease from the operating loss of $245,000 for the fourth quarter of 2008.
Bell’s corporate costs for the 2009 fourth quarter totaled $823,000, a decrease of $75,000 from the $898,000 in costs for the 2008 fourth quarter. The decrease in costs was primarily related to reductions in headcount and the related benefits and travel costs and reductions in insurance and telecommunications costs.
“The fourth quarter is typically a soft seasonal period for our operating businesses, but we were still able to improve our net loss as compared to the previous year,” said Clinton J. Coleman, Chief Executive Officer of Bell Industries. “Some areas of our operations are experiencing an improving trend due to the stabilization of the overall economic environment, and we continue to evaluate opportunities to make investments in our business to drive profitable growth while we closely manage our costs.”
About Bell Industries, Inc.
Bell Industries is comprised of two operating units, Bell Techlogix and the Recreational Products Group. Bell Techlogix is a provider of integrated technology product and service solutions for organizations throughout the United States. The Recreational Products Group is a wholesale distributor of replacement parts and accessories for recreational vehicles and other leisure-related vehicles, including boats, snowmobiles, motorcycles, all terrain vehicles and utility vehicles.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to closely managing costs and making investments in our business to drive profitable growth, are based upon current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the company’s industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Bell Industries’ Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect the company’s business, results of operations and financial condition. The company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
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(Tables Follow)

Bell Industries, Inc.
Consolidated Condensed Operating Results
(In thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Net revenues:
Products	$12,903	$12,519	$74,325	$75,379
Services	6,939	6,374	26,252	$26,525

Total net revenues	19,842	18,893	100,577	101,904

Costs and expenses:
Cost of products sold	10,587	10,253	61,420	61,606
Cost of services provided	4,962	4,331	19,011	18,459
Selling, general and administrative	4,945	5,298	20,930	23,741

Operating loss	(652)	(989)	(784)	(1,902)
Interest expense, net	289	173	1,093	844
Loss on extinguishment of debt	—	—	—	1,053
Loss on sale of assets	—	28	—	28

Loss from continuing operations before provision (benefit from) income taxes	(941)	(1,190)	(1,877)	(3,827)
Provision for (benefit from) income taxes	4	(62)	(7)	(422)

Loss from continuing operations	(945)	(1,128)	(1,870)	(3,405)

Income (loss) from discontinued operations, net of tax	(36)	200	(36)	(1,462)

Net loss	$(981)	$(928)	$(1,906)	$(4,867)

Share and per share data
Basic and diluted:
Loss from continuing operations	$(2.18)	$(2.61)	$(4.32)	$(7.86)
Income (loss) from discontinued operations	(0.08)	0.46	(0.08)	(3.38)

Net loss	$(2.27)	$(2.14)	$(4.40)	$(11.24)

Weighted average common shares outstanding	433	433	433	433

OPERATING RESULTS BY BUSINESS SEGMENT

Net revenues:
Bell Techlogix
Products	$7,014	$6,296	$39,882	$36,364
Services	6,939	6,374	26,252	26,525

Total Bell Techlogix	13,953	12,670	66,134	62,889
Recreational Products Group	5,889	6,223	34,443	39,015

Total net revenues	$19,842	$18,893	$100,577	$101,904

Operating income (loss):
Bell Techlogix	$425	$154	$1,558	$1,010
Recreational Products Group	(254)	(245)	1,191	972
Corporate costs	(823)	(898)	(3,533)	(3,884)

Total operating loss	(652)	(989)	(784)	(1,902)
Loss on sale of assets		(28)		(28)
Loss on extinguishment of debt	—	—	—	(1,053)
Interest expense, net	289	173	1,093	844

Loss from continuing operations before income taxes	$(941)	$(1,190)	$(1,877)	$(3,827)

Bell Industries, Inc.
Consolidated Condensed Balance Sheets
(In thousands)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$2,608	$3,233
Accounts receivable, net	9,210	8,096
Inventories, net	8,012	8,770
Notes receivable	300	3,000
Prepaid expenses and other current assets	846	1,819

Total current assets	20,976	24,918

Fixed assets, net	802	1,475
Other assets	775	867

Total assets	$22,553	$27,260

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Floor plan payables	$—	$291
Accounts payable	5,382	7,189
Accrued payroll	1,882	1,462
Other accrued liabilities	2,440	3,671

Total current liabilities	9,704	12,613

Convertible note	11,345	10,840
Other long-term liabilities	3,592	4,063

Total liabilities	24,641	27,516

Shareholders’ deficit	(2,088)	(256)

Total liabilities and shareholders’ deficit	$22,553	$27,260